Exhibit 99.1

JLL Income Property Trust
Acquires Duke Medical Plaza

Chicago (February 3, 2022) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with more than $5.9 billion in portfolio assets today announced the acquisition of Duke Medical Plaza, a nearly 60,000-square-foot, world-class, medical office building in Durham, North Carolina. The purchase price was approximately $37 million.

Occupying more than 86 percent of the property, Duke University Health System, an affiliate of Duke University, is the anchor tenant of the four-story property. The health system recently agreed to a lease extension and expansion that will increase the property’s occupancy to 96 percent with a weighted average lease term of more than nine years. Duke Health, the umbrella organization for the broad activities of the Duke University healthcare affiliates that occupy the property, is the state’s dominant academic healthcare provider, with 31 percent of local market share, and is ranked as the best hospital in North Carolina.

“We’re thrilled to add Duke Medical Plaza to our growing healthcare portfolio, as we continue to make healthcare-focused properties our priority focus within the office sector,” said JLL Income Property Trust President and CEO Allan Swaringen. “This well-located property, occupied by a world class tenant, fits squarely into our strategy of acquiring medical office buildings with these traits. This acquisition further diversifies our portfolio across our targeted property sectors that align with our Research & Strategy team’s recommended overweights.”

Constructed in 2010, Duke Medical Plaza is strategically located at the intersection of Interstate 40 and US 15-501 in the sought-after Research Triangle submarket, making it a close drive to large health systems including Duke Health and UNC Health in both Chapel Hill and Durham, respectively. This location provides easy access for patients and access to a highly educated workforce. Additionally, the property is in the middle of a large mixed-use center that includes a hotel and three forthcoming apartment communities.

This acquisition increases JLL Income Property Trust’s healthcare allocation to 15 properties totaling more than 1.1 million square feet, valued in excess of $450 million and representing approximately 8 percent of its overall portfolio.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that brings to investors a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About Jones Lang LaSalle Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages over $76 billion of assets in private and public real estate property and debt investments as of Q3 2021. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information please visit http://www.lasalle.com.

Valuations, Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Contacts:

Scott Sutton
LaSalle Investment Management
Telephone: +1 224 343 5538
Email: scott.sutton@lasalle.com

Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com

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